   As filed with the Securities and Exchange Commission on November 30, 2001

                                                          Registration No. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               -----------------

                                   FORM S-4
                            REGISTRATION STATEMENT
                                     Under
                          THE SECURITIES ACT OF 1933

                               -----------------

                                MOTOROLA, INC.
            (Exact name of registrant as specified in its charter)

            Delaware                          3663                 36-1115800
  (State or other jurisdiction    (Primary Standard Industrial  (I.R.S. Employer
of incorporation or organization) Classification Code Number)  Identification No.)

                               -----------------

                           1303 East Algonquin Road
                          Schaumburg, Illinois 60196
                                (847) 576-5000
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               -----------------

                               Carl F. Koenemann
             Executive Vice President and Chief Financial Officer
                                Motorola, Inc.
                           1303 East Algonquin Road
                          Schaumburg, Illinois 60196
                                (847) 576-5000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                               -----------------

                                With copies to:

  Jeffrey A. Brown, Esq.      Oscar A. David, Esq.
 Senior Corporate Counsel  R. Cabell Morris, Jr., Esq.
      Motorola, Inc.            Winston & Strawn
 1303 East Algonquin Road     35 West Wacker Drive
Schaumburg, Illinois 60196   Chicago, Illinois 60601
      (847) 576-5014             (312) 558-5600

                               -----------------

   Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

                               -----------------

   If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [_]

   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]

   If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]

                               -----------------

                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                               Proposed maximum Proposed maximum
    Title of each class of         Amount to    offering price     aggregate        Amount of
  securities to be registered    be registered per security(1)   offering price  registration fee
--------------------------------------------------------------------------------------------------
8.00% Notes due November 1, 2011 $600,000,000        100%         $600,000,000       $143,400
--------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
(1) Estimated in accordance with Rule 457 under the Securities Act of 1933, as amended, solely for the purpose of computing the registration fee.

                               -----------------
   The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS (Subject to Completion, Dated November 30, 2001)

                                 $600,000,000

[LOGO] motorola

                               OFFER TO EXCHANGE

             $600,000,000 OF OUR 8.00% NOTES DUE NOVEMBER 1, 2011

                               -----------------

 . We are offering to exchange up to $600,000,000 in aggregate principal amount of our restricted notes for registered notes.
 . The notes mature on November 1, 2011.
 . The notes are unsecured and rank equally with all of our other unsecured senior indebtedness.
 . We may redeem all or a portion of the notes at any time at the redemption prices described in this prospectus.
 . The notes bear interest at the rate of 8.00% per year, payable on May 1 and
  November 1 of each year, commencing May 1, 2002.
 . The terms of the registered notes we will issue in the exchange offer will be substantially identical to the terms of the restricted notes, except that transfer restrictions and registration rights relating to the restricted notes will not apply to the registered notes.
 . The exchange offer expires at 5:00 p.m., New York City time,       , 2002,
  unless we extend it.
 . All restricted notes that are validly tendered in the exchange offer and not withdrawn will be exchanged.
 . Tenders of restricted notes may be withdrawn at any time before the expiration of the exchange offer.
 . There is no public market for the notes.
 . We will not receive any proceeds from the exchange offer. We will pay the expenses of the exchange offer.

                               -----------------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these registered notes or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is       , 2001.

                               TABLE OF CONTENTS

                   Special Note Regarding Forward-Looking
                     Statements..........................  ii
                   Where You Can Find More Information... iii
                   Summary of the Exchange Offer.........   1
                   Summary of the Registered Notes.......   3
                   The Company...........................   4
                   Use of Proceeds.......................   5
                   Capitalization........................   6
                   Selected Financial Data...............   7

                  Ratios of Earnings to Fixed Charges.....  8
                  The Exchange Offer......................  9
                  Description of the Notes................ 19
                  Certain United States Federal Income Tax
                    Considerations........................ 31
                  Plan of Distribution.................... 31
                  Legal Matters........................... 33
                  Experts................................. 33

                               -----------------

   You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, the registered notes only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the registered notes.

   Neither we nor any of our representatives is making any representation to you regarding the legality of an investment in the registered notes by you under applicable legal investment or similar laws. You should consult with your own advisors as to legal, tax, business, financial, and related aspects of a purchase of the registered notes.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

   This prospectus contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as "may," "will," "expect," "anticipate," "believe," "estimate," "plan," "intend," "continue" or similar words. You should read statements that contain these words carefully because they discuss our future expectations, contain projections of our future results of operations or of our financial condition or state other "forward-looking" information. Any cautionary language in this prospectus provides examples of risks, uncertainties, and events that may cause our actual results to differ materially from the expectations. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We qualify any forward-looking statements entirely by these cautionary factors and other cautionary factors included in the documents incorporated by reference as set forth in "Where You Can Find More Information."

                      WHERE YOU CAN FIND MORE INFORMATION

   We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549. You can also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. Our SEC filings are also available at the office of the New York Stock Exchange. For further information on obtaining copies of our public filings at the New York Stock Exchange, you should call (212) 656-5060.

   We "incorporate by reference" into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus and information that we file subsequently with the SEC will automatically update this prospectus. We incorporate by reference the documents listed below and any filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus:

   . Annual Report on Form 10-K for the fiscal year ended December 31, 2000.

   . Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001, June
     30, 2001 and September 29, 2001.

   . Current Reports on Form 8-K, dated April 3, 2001, October 22, 2001 and
     November 2, 2001.

   . The description of our common stock included in the Registration Statement on Form 8-B dated July 2, 1973, including any amendments or reports filed for the purpose of updating such description.

   . The description of our preferred stock purchase rights included in the Registration Statement on Form 8-A dated November 5, 1998, as amended.

   You may request a copy of these filings (other than exhibits, unless that exhibit is specifically incorporated by reference into that filing) at no cost, by writing to or telephoning us at the following address:

                                A. Peter Lawson
                           Secretary, Motorola, Inc.
                           1303 East Algonquin Road
                          Schaumburg, Illinois 60196
                           Telephone: (847) 576-5000

                         SUMMARY OF THE EXCHANGE OFFER

   The following summary is provided solely for your convenience. This summary is not intended to be complete. You should read the full text and more specific details contained elsewhere in this prospectus. For a more detailed description of the registered notes, see "Description of the Notes."

The Exchange................  We are offering to exchange up to $600,000,000 in aggregate principal amount of our 8.00% Notes due November 1, 2011. We issued and sold the restricted notes on October 31, 2001, in reliance on an exemption from registration under the Securities Act.

                              We believe that the registered notes may be offered for resale, resold and otherwise transferred by you without compliance with the registration or prospectus delivery provisions of the Securities Act if:

                              . you are acquiring the registered notes in the
                                ordinary course of your business;

                              . you are not participating, do not intend to
                                participate, and have no arrangement or
                                understanding with any person to participate, in the distribution of the registered notes issued to you; and

                              . you are not an affiliate of ours under Rule 405
                                of the Securities Act.

Expiration Date.............  The exchange offer, once commenced, will expire
                              at 5:00 p.m., New York City time, on       ,
                              2002, unless we decide to extend the expiration date.

Conditions to the Exchange
  Offer.....................  We may end or amend the exchange offer if:

                              . any legal proceeding, government action or
                                other adverse development materially impairs our ability to complete the exchange offer;

                              . any SEC rule, regulation or interpretation
                                materially impairs the exchange offer; or

                              . we have not obtained all necessary governmental
                                approvals with respect to the exchange offer.

                              Please refer to the section in this prospectus entitled "The Exchange Offer--Conditions to the Exchange Offer" for a more complete discussion of these conditions. We may waive any or all of these conditions. At this time, there are no adverse proceedings, actions or developments pending or, to our knowledge, threatened against us and no governmental approvals are necessary to complete the exchange offer.

Withdrawal Rights...........  You may withdraw the tender of your restricted notes at any time before 5:00 p.m., New York City
                              time, on     , 2002.

Procedures for Tendering
  Restricted Notes..........  To participate in the exchange offer, you must:

                              . complete, sign and date the accompanying letter
                                of transmittal, or a facsimile copy of the letter of transmittal; or

                              . tender restricted notes following the
                                procedures for book-entry transfer described on pages 12 to 13.

                              You must mail or otherwise deliver the
                              documentation and your restricted notes to Bank One Trust Company, N.A., as exchange agent, at one of the addresses listed on the letter of transmittal.

Special Procedures for
  Beneficial Owners.........  If you hold restricted notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you should contact that person promptly if you wish to tender restricted notes. Please refer to the section in this prospectus entitled "The Exchange Offer--Procedures for Tendering Restricted Notes" for more specific instructions on tendering your restricted notes.

Guaranteed Delivery
  Procedures................  If you wish to tender your restricted notes and you cannot get required documents to the exchange agent on time, or you cannot complete the procedure for book-entry transfer on time, you may tender your restricted notes according to the guaranteed delivery procedures described in this prospectus under the heading "The Exchange Offer--Procedures for Tendering Restricted Notes."

Federal Income Tax
  Consequences..............  The exchange of notes will not be a taxable event to you for United States federal income tax purposes. Please refer to the section in this prospectus entitled "Certain United States Federal Income Tax Considerations" for a more complete discussion of the tax consequences of tendering your restricted notes in the exchange offer.

Use of Proceeds.............  We will not receive any proceeds from the exchange offer.

Exchange Agent..............  Bank One Trust Company, N.A. is serving as exchange agent in the exchange offer. Please refer to the section in this prospectus entitled "The Exchange Offer--Exchange Agent."

                        SUMMARY OF THE REGISTERED NOTES

   We use the term "notes" when describing provisions that apply to both the original restricted notes and the registered notes. The registered notes will evidence the same debt as the restricted notes. The same indenture will govern the restricted notes and the registered notes. Please refer to the section in this prospectus entitled "Description of the Notes."

Issuer......................  Motorola, Inc.

Notes Offered...............  $600,000,000 aggregate principal amount of 8.00%
                              Notes.

Maturity Date...............  November 1, 2011.

Interest Rate...............  8.00% per year.

Interest Payment Dates......  May 1 and November 1, beginning on May 1, 2002.
                              Interest will accrue from the issue date of the restricted notes.

Ranking.....................  The registered notes will be, and the restricted notes are, unsecured obligations of Motorola. The registered notes will rank, and the restricted notes rank, equally to all of our other unsecured senior indebtedness.

Optional Redemption.........  We may redeem some or all of the notes at any time prior to their maturity date at a redemption price of 100.00% of their principal amount, plus accrued interest and a "make-whole" premium as described in the "Description of the Notes."

Certain Covenants...........  We will issue the registered notes under an indenture between us and Bank One Trust Company, N.A., as trustee. The indenture contains covenants that limit our ability to:

                              . incur debt secured by a mortgage on certain
                                assets, and

                              . enter into certain sale and leaseback
                                transactions.

                              These covenants are subject to important exceptions and qualifications that are described in "Description of the Notes" under the heading "Restrictive Covenants."

                                  THE COMPANY

   Motorola is a global leader in providing integrated communications solutions and embedded electronic solutions. Our broad portfolio of products and services includes:

   . Software-enhanced wireless telephone, two-way radio and messaging products and systems, as well as networking and Internet-access products, for consumers, network operators and commercial, government and industrial customers.

   . End-to-end systems for the delivery of interactive digital video, voice and high-speed data solutions for broadband operators.

   . Embedded semiconductor solutions for customers in the networking and computing, transportation, wireless communications and digital consumer/home networking markets.

   . Embedded electronic systems for automotive, industrial, transportation, navigation, communications and energy systems markets.

   Our solutions are focused on end markets that have, and we believe will continue to have, attractive growth prospects. Many of the industries we participate in are in the process of migrating to newer, more advanced technologies. We believe that these transitions should enhance the demand for our product offerings.

   We are committed to delivering complete solutions to our customers. In order to do that, we must be an industry leader in current and next-generation products and technologies that our customers demand. We recognize that this requires industry leading research and development across all of our business segments and close collaboration with our customers. We continue to commit a large amount of capital to these efforts.

   For the year ended December 31, 2000, we generated consolidated revenues of $37.6 billion. For the three and nine months ended September 29, 2001, we generated consolidated revenues of $7.4 billion and $22.7 billion, respectively.

   Over the past year, we have announced significant restructuring programs in all of our businesses. The goal of these programs is to enhance our operating flexibility and to improve our profitability by reducing costs. These actions have already yielded tangible results and are expected to produce significant annual cost savings. We have also sold businesses that no longer complemented our growth strategy.

   We market our products and services in over 100 countries worldwide. In 2000, more than half of our sales occurred outside the United States. We derive our revenue across six business units with the largest unit comprising approximately one-third of our consolidated revenues in 2000.

   Motorola is a corporation organized under the laws of the State of Delaware as the successor to an Illinois corporation organized in 1928. Motorola's principal executive offices are located at 1303 East Algonquin Road, Schaumburg, Illinois 60196 (telephone number: 847-576-5000).

                                USE OF PROCEEDS

   We will not receive any proceeds from the exchange offer. In consideration for issuing the registered notes, we will receive in exchange restricted notes of like principal amount, the terms of which are identical in all material respects to the registered notes. The restricted notes surrendered in exchange for registered notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the registered notes will not result in any increase in our indebtedness. We have agreed to bear the expenses of the exchange offer. No underwriter is being used in connection with the exchange offer.

   The net proceeds that we received from the sale of the outstanding notes on October 31, 2001, after deduction of discounts and commissions, fees and other expenses associated with the sale of the restricted notes, were approximately $592.6 million. We used the net proceeds of the offering, together with $1,162.8 million of net proceeds from the concurrent sale of our equity security units, to reduce short-term indebtedness and for general corporate purposes. Our equity security units consist of a contract to purchase shares of our common stock and a senior note.

                                CAPITALIZATION

   The following table sets forth our actual consolidated cash, cash equivalents and short-term investments, debt and total capitalization as of September 29, 2001, and pro forma as adjusted to give effect to (i) our recent reduction in short-term indebtedness using proceeds from the sale of a business unit and (ii) the offering of the restricted notes and the concurrent sale of our equity security units and the application of the estimated net proceeds therefrom to reduce short-term indebtedness. From time to time, we may issue additional debt or equity securities. The following information should be read in conjunction with our consolidated financial statements, including the notes thereto, which are incorporated herein by reference. See "Where You Can Find More Information."

                                                                                             September 29, 2001
                                                                                          -----------------------
                                                                                                       Pro Forma
                                                                                           Actual     As Adjusted
                                                                                           -------    -----------
                                                                                          (in millions of dollars
Cash, cash equivalents and short-term investments(a)(b).................................. $ 5,643       $ 5,037
                                                                                           =======      =======
Short-Term Debt
   Commercial paper(b)................................................................... $ 1,641       $     0
   Notes payable and other short-term debt(a)............................................     913           193
   Current portion of long-term debt.....................................................     163           163
                                                                                           -------      -------
       Total short-term debt............................................................. $ 2,717       $   387
                                                                                           =======      =======
Long-Term Debt(c)
   Senior notes and debentures........................................................... $ 6,201       $ 6,201
   Other senior debt.....................................................................     570           570
   8.00% Notes due November 1, 2011......................................................      --           600
   Equity security units.................................................................      --         1,200
   Less current portion of long-term debt................................................    (163)         (163)
                                                                                           -------      -------
       Total long-term debt..............................................................   6,608         8,408
Company-obligated mandatorily redeemable preferred securities of subsidiary trust holding
  solely company-guaranteed debentures...................................................     485           485

Stockholders' Equity(d)
   Preferred stock (none issued).........................................................      --            --
   Common stock..........................................................................   6,679         6,679
   Additional paid-in capital(e).........................................................   1,421         1,378
   Retained earnings.....................................................................   6,762         6,762
   Non-owner changes to equity...........................................................    (578)         (578)
                                                                                           -------      -------
       Total stockholders' equity........................................................  14,284        14,241
                                                                                           -------      -------
          Total capitalization........................................................... $21,377       $23,134
                                                                                           =======      =======

--------
(a) During the third quarter, our $2.0 billion term loan facility was reduced to $720 million. The remainder of this loan was repaid in early October 2001 using the proceeds from the sale of our Integrated Information Systems Group to General Dynamics. The loan repayment is reflected in the "Pro Forma As Adjusted" column as a $720 million reduction in "Cash, cash equivalents and short-term investments" and a $720 million reduction in "Notes Payable and other short-term debt".
(b) The net proceeds of $592.6 million from the offering of the restricted notes, together with the net proceeds of $1,162.8 million from the concurrent sale of our equity security units, were used to reduce short-term indebtedness and for general corporate purposes. For purposes of the "Pro Forma As Adjusted" column, the $1,755.4 million of aggregate net proceeds was applied by (i) reducing "Commercial paper" by $1,641 million to $0 and (ii) increasing "Cash, cash equivalents and short-term investments" by $114.4 million. Notwithstanding this "pro forma" reduction of commercial paper to $0, we continue to have access to the commercial paper markets and currently intend to remain an active participant in those markets. On November 29, 2001, we had approximately $860 million of commercial paper outstanding.
(c) For additional information on long-term debt, see Note 4 of the Notes to Consolidated Financial Statements for December 31, 2000, included in our Annual Report on Form 10-K filed with the SEC and incorporated by reference herein.
(d) Given the recent volatility experienced in the equity markets, and particularly in the technology sector in which we have significant strategic investments, our period-to-period stockholders' equity is subject to fluctuations caused by changes in the market values of our investments. For additional information on stockholders' equity, see Note 3 of the Notes to the Consolidated Financial Statements for December 31, 2000, included in our Annual Report on Form 10-K filed with the SEC and incorporated by reference herein.
(e) Adjusted to reflect the portion of estimated offering expenses attributable to equity securities.

                            SELECTED FINANCIAL DATA
                     (in millions, except per share data)

   The selected historical consolidated financial data of Motorola as of December 31, 2000 and 1999 and for the years ended December 31, 2000, 1999 and 1998 has been derived from consolidated financial statements of Motorola which have been audited by KPMG LLP, independent auditors, and incorporated by reference herein from Motorola's Annual Report on Form 10-K filed with the SEC. The selected historical consolidated financial data of Motorola as of December 31, 1998 and for the year ended December 31, 1997 has been derived from audited consolidated financial statements of Motorola previously filed with the SEC, but not incorporated by reference in this prospectus. The selected historical consolidated financial data of Motorola as of December 31, 1997 and 1996 and for the year ended December 31, 1996 has been derived from audited consolidated financial statements of Motorola audited by KPMG LLP, independent auditors, and of General Instrument Corporation audited by Deloitte & Touche LLP, independent auditors, (merged on January 5, 2000 and accounted for as a pooling-of-interests) previously filed with the SEC, but not incorporated by reference herein. The selected historical consolidated financial data as of and for the nine months ended September 29, 2001 and September 30, 2000, has been derived from unaudited condensed consolidated financial statements filed with the SEC and incorporated by reference herein and, in the opinion of management, contains all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of Motorola's financial position and results of operations as of and for such periods. Operating results for the nine months ended September 29, 2001, are not necessarily indicative of the results that may be expected for the entire year ending December 31, 2001. This information is qualified in its entirety by, and should be read in conjunction with, the consolidated financial statements, the notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" for Motorola incorporated by reference herein.

                                                   Nine Months Ended           Year Ended December 31,
                                                   ----------------  -------------------------------------------
                                                   Sept 29, Sept 30,
                                                     2001     2000    2000     1999     1998     1997     1996
                                                   -------- -------- -------  -------  -------  -------  -------
                                                      (unaudited)
Operating Results (1)
   Net sales...................................... $22,680  $27,516  $37,580  $33,075  $31,340  $31,498  $29,657
   Manufacturing and other costs of sales.........  16,410   16,838   23,628   20,631   19,396   18,532   17,854
   Selling, general and administrative expenses...   2,833    3,795    5,141    5,220    5,807    5,443    4,891
   Research and development expenditures..........   3,295    3,293    4,437    3,560    3,118    2,930    2,572
   Depreciation expense...........................   1,749    1,718    2,352    2,243    2,255    2,394    2,367
   Reorganization of businesses...................     993      220      596     (226)   1,980      327       --
   Other charges..................................   2,632      506      517    1,406      109       --      249
   Interest expense, net..........................     324      175      248      138      215      136      211
   Gains on sales of investments and businesses...  (1,898)    (847)  (1,570)  (1,180)    (260)     (70)    (113)
                                                   -------  -------  -------  -------  -------  -------  -------
   Total costs and expenses....................... $26,338  $25,698  $35,349  $31,792  $32,620  $29,692  $28,031
   Earnings (loss) before income taxes............  (3,658)   1,818    2,231    1,283   (1,280)   1,806    1,626
   Income tax provision (benefit).................    (958)     635      913      392     (373)     642      568
                                                   -------  -------  -------  -------  -------  -------  -------
   Net earnings (loss)............................ $(2,700) $ 1,183  $ 1,318  $   891  $  (907) $ 1,164  $ 1,058
   Diluted earnings (loss) per common share....... $ (1.23) $  0.52  $  0.58  $  0.41  $ (0.44) $  0.56  $  0.51
   Dividends declared per common share(2)......... $  0.12  $  0.12  $  0.16  $  0.16  $  0.16  $  0.16  $  0.15

                                                         As of                    As of December 31,
                                                   ----------------  -------------------------------------------
                                                   Sept 29, Sept 30,
                                                     2001     2000    2000     1999     1998     1997     1996
                                                   -------- -------- -------  -------  -------  -------  -------
                                                      (unaudited)
Balance Sheet (1)
   Total assets................................... $34,259  $44,177  $42,343  $40,489  $30,951  $28,954  $25,665
   Working capital................................   7,636    3,953    3,628    4,679    2,532    4,597    3,696
   Long-term debt and redeemable preferred
     securities...................................   7,093    3,590    4,778    3,573    2,633    2,144    1,931
   Total debt and redeemable preferred securities.   9,810    8,852   11,169    6,077    5,542    3,426    3,328
   Total stockholders' equity..................... $14,284  $20,658  $18,612  $18,693  $13,913  $14,487  $12,843

--------
(1) These figures have been restated to reflect the merger with General Instrument Corporation, which has been accounted for as a pooling-of-interests.
(2)  Dividends declared from 1996 to 1999 were on Motorola shares outstanding prior to the General Instrument Corporation merger.

                      RATIOS OF EARNINGS TO FIXED CHARGES

   The following are the unaudited consolidated ratios of earnings to fixed charges for the nine months ended September 29, 2001 and each of the years in the five-year period ended December 31, 2000:



                                    Nine Months
                                       Ended      Year Ended December 31,
                                   September 29, --------------------------
                                       2001      2000 1999 1998   1997 1996
                                   ------------- ---- ---- ----   ---- ----
Ratio of earnings to fixed charges      --(a)    3.9  3.5   --(b) 6.3  5.2

--------
(a) Earnings were inadequate to cover fixed charges by $3.6 billion.
(b) Earnings were inadequate to cover fixed charges by $1.2 billion.

   For purposes of computing the ratios of earnings to fixed charges, we have divided earnings before income tax expense plus fixed charges by fixed charges. Fixed charges consist of interest costs and estimated interest included in rentals (one-third of net rental expense).

                              THE EXCHANGE OFFER

General

   We are offering to exchange up to $600,000,000 in aggregate principal amount of registered notes due 2011 for the same aggregate principal amount of restricted notes due 2011, properly tendered before the expiration date and not withdrawn. We are making the exchange offer for all of the restricted notes. Your participation in the exchange offer is voluntary and you should carefully consider whether to accept this offer.

   On the date of this prospectus, $600,000,000 in aggregate principal amount of our notes due 2011 is outstanding. We are sending this prospectus, together
with the letter of transmittal, on approximately     , 2001, to all holders of
restricted notes that we are aware of. Our obligations to accept restricted notes subject to transfer restrictions for exchange pursuant to the exchange offer are limited by the conditions listed under "Conditions to the Exchange Offer" below.

   We currently expect that each of the conditions will be satisfied and that no waivers will be necessary.

Purpose of the Exchange Offer

   We issued and sold $600,000,000 in principal amount of our notes due 2011 on October 31, 2001 in a transaction exempt from the registration requirements of the Securities Act. Because the transaction was exempt under the Securities Act, you may re-offer, resell, or otherwise transfer the restricted notes only if registered under the Securities Act or if an applicable exemption from the registration and prospectus delivery requirements of the Securities Act is available.

   In connection with the issuance and sale of the restricted notes, we entered into a registration rights agreement, which requires us to consummate this exchange offer by April 29, 2002, which is 180 days following the date the restricted notes were issued.

   In addition, there are circumstances under which we are required to use our best efforts to file a shelf registration statement with respect to resales of the restricted notes. If we are unable to complete the exchange offer, or have a shelf registration statement declared effective, by April 29, 2002, the interest rate on the restricted notes will increase by 0.50% per annum until we complete the exchange offer or have the shelf registration statement declared effective.

   We are making the exchange offer to satisfy our obligations under the registration rights agreement. Otherwise, we are not required to file any registration statement to register any restricted notes. Holders of restricted notes that do not tender their restricted notes or whose restricted notes are tendered but not accepted will have to rely on exemptions to registration requirements under the securities laws, including the Securities Act, if they wish to sell their restricted notes.

Terms of the Exchange

   We are offering to exchange, upon the terms of this prospectus and the letter of transmittal, $1,000 in principal amount at maturity of registered notes due 2011 for each $1,000 in principal amount at maturity of the restricted notes due 2011 that are subject to transfer restrictions. The terms of the registered notes are the same in all material respects, including principal amount, interest rate, maturity and ranking, as the terms of the restricted notes for which they may be exchanged pursuant to the exchange offer, except that the registered notes have been registered under the Securities Act and, therefore, will not be subject to restrictions on transfer applicable to the restricted notes, will not have provisions for additional interest described above and will be entitled to registration rights only under limited circumstances. In addition, the terms of the registered notes are identical in all respects to the terms of the original notes. The registered notes will evidence the same indebtedness as the restricted notes and will be entitled to the benefits of the indenture. Please refer to the section in this prospectus entitled "Description of the Notes."

   The exchange offer is not conditioned upon any minimum aggregate amount of restricted notes being tendered for exchange.

   We have not requested, and do not intend to request, an interpretation by the staff of the SEC as to whether the registered notes issued pursuant to the exchange offer in exchange for the restricted notes may be offered for sale, resold or otherwise transferred by any holder without compliance with the registration and prospectus delivery provisions of the Securities Act. Instead, based on an interpretation by the staff in a series of no-action letters issued to third parties, we believe that registered notes issued pursuant to the exchange offer in exchange for restricted notes may be offered for sale, resold and otherwise transferred by any holder of registered notes, other than any holder which is:

   . an affiliate of ours; or

   . a broker-dealer that purchases notes from us to resell pursuant to Rule
     144A under the Securities Act or any other available exemption, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the registered notes are acquired in the ordinary course of the holder's business and the holder has no arrangement or understanding with any person to participate in the distribution of the registered notes and neither the holder nor any other person is participating in or intends to participate in a distribution of the registered notes.

Since the SEC has not considered our exchange offer in the context of a no-action letter, we cannot assure you that the staff would make a similar determination with respect to the exchange offer. Any holder that is an affiliate of ours or that tenders in the exchange offer for the purpose of participating in a distribution of the registered notes may be deemed to have received restricted securities and will not be allowed to rely on this interpretation by the staff and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

   If you participate in the exchange offer, you must acknowledge, among other things, that you are not participating in, and do not intend to participate in, a distribution of registered notes. If you are a broker-dealer that receives registered notes for your own account in exchange for restricted notes, where your restricted notes were acquired by you as a result of your market-making activities or other trading activities, you must acknowledge that you will deliver a prospectus in connection with any resale of the registered notes. Please refer to the section in this prospectus entitled "Plan of Distribution."

   You will not be required to pay brokerage commissions or fees or, if you comply with the instructions in the letter of transmittal, transfer taxes with respect to the exchange of the restricted notes pursuant to the exchange offer.

Expiration Date; Extension; Termination; Amendment

   The exchange offer will expire at 5:00 p.m., New York City time, on     ,
2002, unless we have extended the period of time that the exchange offer is open. The expiration date will be at least 30 days after the beginning of the exchange offer as required by the registration rights agreement. We reserve the right to extend the period of time that the exchange offer is open, and delay acceptance for exchange of any restricted notes, by giving oral or written notice to the exchange agent and by timely public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. During any extension, all restricted notes previously tendered will remain subject to the exchange offer unless properly withdrawn.

   We also reserve the right to:

   . end or amend the exchange offer and not accept for exchange any restricted notes not previously accepted for exchange upon the occurrence of any of the events specified below under "--Conditions to the Exchange Offer" which have not been waived by us; and

   . amend the terms of the exchange offer in any manner which, in our good faith judgment, is advantageous to you, whether before or after any tender of the restricted notes.

   If any termination or amendment occurs, we will notify the exchange agent and will either issue a press release or give oral or written notice to you as promptly as practicable.

Procedures for Tendering Restricted Notes

   Your tender to us of your restricted notes and our acceptance of the restricted notes will constitute a binding agreement between you and us on the terms contained in this prospectus and in the letter of transmittal.

   You will tender restricted notes by:

   . properly completing and signing the letter of transmittal or a facsimile copy of the letter, and delivering the letter, together with the certificate or certificates representing the restricted notes being tendered and any required signature guarantees and any other documents required by the letter of transmittal, to the exchange agent at its address listed below on or before the expiration date; or

   . complying with the procedure for book-entry transfer described below; or

   . complying with the guaranteed delivery procedures described below.

   If your restricted notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender the notes, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf. If you wish to tender on your own behalf, you must, before completing and executing the letter of transmittal and delivering the restricted notes, either make appropriate arrangements to register ownership of the restricted notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

   The method of delivering the restricted notes, letters of transmittal and all of the required documents is at the election and risk of the holder. If delivery is by mail, we recommend that you use registered mail, properly insured, with return receipt requested. In all cases, sufficient time should be allowed to insure timely delivery. No restricted notes or letters of transmittal should be sent to us.

   If tendered restricted notes are registered in the name of the person who signs the letter of transmittal and the registered notes to be issued in exchange for the tendered restricted notes are to be issued in the name of such registered holder, the signature of the signer need not be guaranteed.

   In addition, if any untendered restricted notes are to be reissued in the name of the registered holder, the signature need not be guaranteed. A registered holder shall include any participant in The Depository Trust Company whose name appears on a security listing as an owner of restricted notes.

   In any other case, the tendered restricted notes must be endorsed or accompanied by written instruments of transfer, in form satisfactory to us and duly executed by the registered holder. The signature of the endorsement or instrument of transfer must be guaranteed by an eligible institution. The following are considered eligible institutions:

   . a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc.;

   . a clearing agency;

   . an insured credit union;

   . a savings association or a commercial bank; or

   . a trust company having an office or correspondent in the United States.

   If the registered notes and/or restricted notes not exchanged are to be delivered to an address other than that of the registered holder appearing on the note registrar for the restricted notes, the signature in the letter of transmittal must be guaranteed by an eligible institution.

   We understand that the exchange agent has confirmed with The Depository Trust Company that any financial institution that is a participant in The Depository Trust Company's system may use its Automated Tender Offer Program to tender restricted notes. We further understand that the exchange agent will request, within two business days after the date the exchange offer commences, that The Depository Trust Company establish an account relating to the restricted notes for the purpose of facilitating the exchange offer, and any participant may make book-entry delivery of restricted notes by causing The Depository Trust Company to transfer the restricted notes into the exchange agent's account in accordance with the Automated Tender Offer Program procedures for transfer. However, the exchange of the restricted notes will only be made after timely confirmation of the book-entry transfer and timely receipt by the exchange agent of an agent's message, an appropriate letter of transmittal with any registered signature guarantee, and any other documents required. The term "agent's message" means a message, transmitted by The Depository Trust Company and received by the exchange agent and forming part of a book-entry confirmation, stating that The Depository Trust Company has received an express acknowledgment from a participant tendering restricted notes which are the subject of the book-entry confirmation and that the participant has received and agrees to be bound by the terms of the letter of transmittal and that we may enforce such agreement against the participant.

   If you want to tender restricted notes in the exchange offer and time will not permit a letter of transmittal or restricted notes to reach the exchange agent before the expiration date or you cannot comply with the procedure for book-entry transfer on a timely basis, a tender may be effected if the exchange agent has received at its address listed below before the expiration date, a letter, telegram or facsimile transmission from an eligible institution listing your name and address, the names in which the restricted notes are registered and, if possible, the certificate number of the restricted notes to be tendered, and stating that the tender is being made by the letter, telegram or facsimile transmission and guaranteeing that within three business days after the expiration date, the restricted notes in proper form for transfer, or a confirmation of book-entry transfer of the restricted notes into the exchange agent's account at The Depository Trust Company, will be delivered by the eligible institution, together with a properly completed and duly executed letter of transmittal and any other required documents. Unless restricted notes being tendered by the method described in the preceding sentence are deposited with the exchange agent within the time period described in the preceding sentence and accompanied or preceded by a properly completed letter of transmittal and any other required documents, we may, at our option, reject the tender. You may obtain copies of the notice of guaranteed delivery from the exchange agent.

   Your tender will be deemed to have been received when:

   . the exchange agent receives your properly completed and duly signed letter of transmittal accompanied by the restricted notes, or a confirmation of book-entry transfer of such restricted notes into the exchange agent's account at The Depository Trust Company; or

   . a notice of guaranteed delivery or letter, telegram or facsimile transmission to similar effect from an eligible institution is received by the exchange agent.

   We will issue registered notes in exchange for restricted notes tendered pursuant to a notice of guaranteed delivery or letter, telegram or facsimile transmission to similar effect by an eligible institution only when the exchange agent receives (1) the letter of transmittal and any other required documents and (2) the tendered restricted notes.

   We will determine all questions regarding the validity, form, eligibility, time of receipt and acceptance of restricted notes tendered for exchange. You should be aware that:

   . We reserve the absolute right to reject any and all tenders of any particular restricted notes not properly tendered or not to accept any particular restricted notes which acceptance might, in our judgment or that of our counsel, be unlawful.

   . We reserve the absolute right to waive any defects or irregularities or conditions of the exchange offer as to any particular restricted notes either before or after the expiration date, including the right to waive the ineligibility of any holder that seeks to tender restricted notes in the exchange offer.

   . Our interpretation of the terms and conditions of the exchange offer, including the letter of transmittal and the instructions, shall be final and binding on all parties.

   . Unless waived, any defects or irregularities in connection with tenders of restricted notes for exchange must be cured within a reasonable period of time as we shall determine.

   . Neither we, the exchange agent nor any other person shall have any duty to give notification of any defect or irregularity with respect to any tender of restricted notes for exchange.

   If the letter of transmittal is signed by a person or persons other than the registered holder or holders of restricted notes, the restricted notes must be endorsed or accompanied by appropriate powers of attorney, in either case signed exactly as the name or names of the registered holder or holders appear on the restricted notes.

   If the letter of transmittal or any restricted notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, they should indicate they are acting in that capacity when signing, and, unless waived by us, you should provide evidence of their authority to act in that capacity.

   If you tender, you will be representing to us that:

   . the registered notes you acquire pursuant to the exchange offer are being acquired in the ordinary course of business of the person receiving registered notes, whether or not the person is the holder;

   . you are not an affiliate of ours;

   . you are not participating in, and do not intend to participate in, and have no arrangement or understanding with any person to participate in, a distribution of the restricted notes or the registered notes; and

   . if you are a broker or dealer registered under the Exchange Act, you will receive the registered notes for your own account in exchange for restricted notes that were acquired as a result of market-making activities or other trading activities. You must acknowledge that you will deliver a prospectus in connection with any resale of the registered notes. Please refer to the section in this prospectus entitled "Plan of Distribution."

Terms and Conditions of the Letter of Transmittal

   By signing and returning the letter of transmittal you will be agreeing to the following terms and conditions, which are part of the exchange offer.

   . You are exchanging, assigning and transferring the restricted notes to us and irrevocably constitute and appoint the exchange agent as your agent and attorney-in-fact to cause the restricted notes to be assigned, transferred and exchanged.

   . You represent and warrant that you have full power and authority to tender, exchange, assign and transfer the restricted notes and acquire registered notes issuable upon the exchange of tendered restricted notes.

   . When we accept restricted notes for exchange, we will acquire good and unencumbered title to the tendered restricted notes, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim.

   . You will, upon request, execute and deliver any additional documents deemed by the exchange agent or us to be necessary or desirable to complete the exchange, assignment and transfer of tendered restricted notes or transfer ownership of such restricted notes on the account books maintained by The Depository Trust Company.

   Our acceptance of any tendered restricted notes and our issuance of registered notes in exchange for the restricted notes will constitute performance in full by us of our obligations under the registration rights agreement to complete the exchange offer.

   All authority conferred by you will survive your death or incapacity and every obligation of yours will be binding upon your heirs, legal representatives, successors, assigns, executors and administrators. You will also make the representations described above under "Procedures for Tendering Restricted Notes."

Withdrawal Rights

   You may withdraw your tender of restricted notes at any time before 5:00 p.m., New York City time, on the expiration date.

   For a withdrawal to be effective, the exchange agent must receive a written notice of withdrawal, sent by telegram, facsimile transmission, receipt confirmed by telephone, or letter, before the expiration date. Any notice of withdrawal must:

   . specify the name of the person that tendered the restricted notes to be withdrawn;

   . identify the restricted notes to be withdrawn, including the certificate number or numbers and principal amount of such restricted notes;

   . specify the principal amount of restricted notes to be withdrawn;

   . include a statement that the holder is withdrawing its election to have the restricted notes exchanged;

   . be signed by the holder in the same manner as the original signature on the letter of transmittal by which the restricted notes were tendered or as otherwise described above, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee under the indenture register the transfer of the restricted notes into the name of the person withdrawing the tender; and

   . specify the name in which any of the restricted notes are to be registered, if different from that of the person that tendered the restricted notes.

   The exchange agent will return the properly withdrawn restricted notes promptly following receipt of notice of withdrawal. If restricted notes have been tendered pursuant to the procedure for book-entry transfer, any notice of withdrawal must specify the name and number of the account at The Depository Trust Company to be credited with the withdrawn restricted notes or otherwise comply with The Depository Trust Company's procedures.

   Any restricted notes withdrawn will not have been validly tendered for exchange for purposes of the exchange offer. Any restricted notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder without cost to the holder as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. In the case of restricted notes tendered by book-entry transfer into the exchange agent's account at The Depository Trust Company pursuant to its book-entry transfer procedures, the restricted notes will be credited to an account with The Depository Trust Company specified by the holder, as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn restricted notes may be retendered by following one of the procedures described under "--Procedures for Tendering Restricted Notes" above at any time on or before the expiration date.

Acceptance of Restricted Notes for Exchange; Delivery of Registered Notes

   Upon satisfaction or waiver of all of the conditions to the exchange offer, we will accept, promptly after the exchange date, all restricted notes properly tendered and will issue the registered notes promptly after the acceptance. Please refer to the section in this prospectus entitled "--Conditions to the Exchange Offer" below. For purposes of the exchange offer, we will be deemed to have accepted properly tendered restricted notes for exchange, when we give notice of acceptance to the exchange agent.

   For each restricted note accepted for exchange, the holder of the restricted note will receive a registered note having a principal amount at maturity equal to that of the surrendered restricted note.

   In all cases, we will issue registered notes for restricted notes that are accepted for exchange pursuant to the exchange offer only after the exchange agent timely receives certificates for the restricted notes or a book-entry confirmation of the restricted notes into the exchange agent's account at The Depository Trust Company, a properly completed and duly executed letter of transmittal and all other required documents.

Conditions to the Exchange Offer

   We will not be required to accept for exchange, or to issue registered notes in exchange for, any restricted notes and may end or amend the exchange offer, by notice to the exchange agent or by a timely press release, if at any time before the acceptance of the restricted notes for exchange or the exchange of the registered notes for the restricted notes, any of the following conditions exist:

   . any action or proceeding is instituted or threatened in any court or by or before any governmental agency or regulatory authority or any injunction, order or decree is issued with respect to the exchange offer which, in our sole judgment, might materially impair our ability to proceed with the exchange offer or have a material adverse effect on the contemplated benefits of the exchange offer to us; or

   . any change, or any development involving a prospective change, shall have occurred or be threatened in our business, properties, assets, liabilities, financial condition, operations, results of operations or prospects that is or may be adverse to us, or we become aware of facts that have or may have adverse significance with respect to the value of the restricted notes or the registered notes or that may materially impair the contemplated benefits of the exchange offer to us; or

   . any law, rule or regulation or applicable interpretation of the staff of the SEC is issued or promulgated which, in our good faith determination, does not permit us to effect the exchange offer; or

   . any governmental approval has not been obtained, which we think is necessary for the completion of the exchange offer; or

   . there shall have been proposed, adopted or enacted any law, statute, rule or regulation, or an amendment to any existing law, statute, rule or regulation, which might materially impair our ability to proceed with the exchange offer or have a material adverse effect on the contemplated benefits of the exchange offer to us; or

   . there shall occur a change in the current interpretation by the staff of the SEC which permits the registered notes issued pursuant to the exchange offer in exchange for restricted notes to be offered for resale, resold and otherwise transferred by holders, other than any holder that is a broker-dealer or an affiliate of ours within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the registered notes are acquired in the ordinary course of the holders' business and the holders have no arrangement with any person to participate in the distribution of such registered notes.

   We reserve the right to end the exchange offer and reject for exchange any restricted notes upon the occurrence of any of the preceding conditions. In addition, we may amend the exchange offer at any time before the expiration date if any of these conditions exist.

   In addition, we will reject for exchange any restricted notes tendered, and no registered notes will be issued in exchange for any restricted notes, if at the time any stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939. If any stop order is in effect we will be required to use our best efforts to obtain its withdrawal at the earliest possible time.

   The exchange offer is not conditioned upon any minimum principal amount of restricted notes being tendered for exchange.

Exchange Agent

   We have appointed Bank One Trust Company, N.A. as the exchange agent for the exchange offer. You should direct all executed letters of transmittal to the exchange agent at the addresses listed below:

            By Mail or Overnight Delivery:     By Hand Delivery:

             Bank One Trust Company, N.A.       Bank One, N.A.
              Corporate Trust Operations   55 Water Street,1st Floor
                 1111 Polaris Parkway      New York, New York 10041
                  Suite N1-OH1-0184
                 Columbus, Ohio 43240
              Attention: Ms. Lora Marsch

                           Facsimile Transmissions:

                                (614) 248-9987

                             Confirm by Telephone:

                                (800) 346-5153

   You should direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery to the exchange agent at the address and telephone number listed above.

   Delivery to an address other than as listed above, or transmissions of instructions by a facsimile number other than as listed above, will not constitute a valid delivery.

Solicitation of Tenders; Fees and Expenses

   We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. However, we will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection with the exchange offer.

   We will pay the estimated cash expenses to be incurred in connection with the exchange offer. We estimate that those expenses will be, in the aggregate, approximately $500,000, including fees and expenses of the exchange agent and trustee, registration fees, accounting, legal and printing expenses and other related fees and expenses.

   Neither the delivery of this prospectus nor any exchange made under this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the respective dates as of which information is given in this prospectus. The exchange offer is not being made to, nor will tenders be accepted from or on behalf of, holders of restricted notes in any jurisdiction in which the making of the exchange offer or the acceptance of the restricted notes would not be in compliance with the laws of the jurisdiction. However, we may, at our discretion, take any action as we may deem necessary to make the exchange offer in any jurisdiction and extend the exchange offer to holders of restricted notes in the jurisdiction concerned.

Transfer Taxes

   We will pay all transfer taxes, if any, applicable to the exchange of restricted notes under the exchange offer. If, however, certificates representing registered notes or restricted notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of any person other than the registered holder of the restricted notes tendered, or if tendered restricted notes are registered in the name of any person other than the person signing the letter of transmittal, or if a transfer tax is imposed for any reason other than the exchange of restricted notes pursuant to the exchange offer, then the amount of the transfer taxes, whether imposed on the registered holder or any other person, will be payable by the tendering holder. If satisfactory evidence of payment of the taxes or exemption therefrom is not submitted with the letter of transmittal, the amount of the transfer taxes will be billed directly to the tendering holder.

Accounting Treatment

   The registered notes will be recorded at the carrying value of the restricted notes as reflected in our accounting records on the date the exchange offer is completed. Accordingly, we will not recognize any gain or loss for accounting purposes upon the exchange of registered notes for restricted notes. We will amortize the expenses incurred in connection with the issuance of the registered notes over the term of the registered notes.

Consequences of Failure to Exchange

   If you do not exchange your restricted notes for registered notes pursuant to the exchange offer, you will continue to be subject to the restrictions on transfer of the restricted notes as described in the legend on the notes. In general, the restricted notes may be offered or sold only if registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not currently anticipate that we will register the restricted notes under the Securities Act. However, under limited circumstances we may be required to file with the SEC a shelf registration statement to cover resales of the restricted notes by the holders of notes who satisfy conditions relating to the provision of information in connection with the shelf registration statement. Please refer to the section in this prospectus entitled "Description of the Notes--Registration Covenant; Exchange Offer."

   Your participation in the exchange offer is voluntary, and you should carefully consider whether to participate. We urge you to consult your financial and tax advisors in making a decision whether or not to tender your restricted notes. Please refer to the section in this prospectus entitled "Certain United States Federal Income Tax Considerations."

   As a result of the making of, and upon acceptance for exchange of all validly tendered restricted notes pursuant to the terms of, this exchange offer, we will have fulfilled a covenant contained in the registration rights agreement. If you do not tender your restricted notes in the exchange offer, you will be entitled to all the rights and limitations applicable to the restricted notes under the indenture, except for any rights under the registration rights agreement that by their terms end or cease to have further effectiveness as a result of the making of this exchange offer. To the extent that restricted notes are tendered and accepted in the exchange offer, the trading market for untendered, or tendered but unaccepted, restricted notes could be adversely affected.

   We may in the future seek to acquire, subject to the terms of the indenture, untendered restricted notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. The terms of these purchases or offers may differ from the terms of the exchange offer.

Resale of Registered Notes

   As noted above, we are making the exchange offer in reliance on the position of the staff of the SEC in interpretive letters addressed to third parties in other transactions. However, we have not sought an interpretive letter from the staff and we cannot assure you that the staff would make a similar determination with respect to the exchange offer as it has in past interpretive letters to third parties. Any holder who is an affiliate of ours or who has an arrangement or understanding with respect to the distribution of the registered notes to be acquired pursuant to the exchange offer, or any broker-dealer who purchased restricted notes from us to resell pursuant to Rule 144A or any other available exemption under the Securities Act:

   . cannot rely on the applicable interpretations of the staff; and

   . must comply with the registration and prospectus delivery requirements of the Securities Act.

   A broker-dealer who holds restricted notes that were acquired for its own account as a result of market-making or other trading activities may be deemed to be an underwriter within the meaning of the Securities Act and must, therefore, deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of registered notes. Each broker-dealer that receives registered notes for its own account in exchange for restricted notes, where the restricted notes were acquired by a broker-dealer as a result of market-making activities or other trading activities must acknowledge in the letter of transmittal that it will deliver a prospectus in connection with any resale of the registered notes. A secondary resale transaction in the United States by a holder using the exchange offer to participate in a distribution of restricted notes must be covered by an effective registration statement containing the selling security holder information required by Item 507 of Regulation S-K. Please refer to the section in this prospectus entitled "Plan of Distribution."

   In addition, to comply with the securities laws of some jurisdictions, the registered notes may be offered or sold only if they have been registered or qualified for sale in the jurisdiction or an exemption from registration or qualification is available and is complied with. We have agreed, pursuant to the registration rights agreement and subject to specified limitations in the registration rights agreement, to register or qualify the registered notes for offer or sale under the securities or blue sky laws of these jurisdictions as any holder of the registered notes reasonably requests. Registration or qualification may require the imposition of restrictions or conditions, including suitability requirements for offerees or purchasers, in connection with the offer or sale of any registered notes.

                           DESCRIPTION OF THE NOTES

   We use the term "notes" when describing provisions that apply to both the original restricted notes and the registered notes. The registered notes will evidence the same debt as the restricted notes. The same indenture will govern the restricted notes and the registered notes.

   The notes are to be issued under our indenture dated May 1, 1995 between Motorola and Bank One Trust Company, N.A., as trustee. A copy of the indenture is on file with the SEC and may be obtained by accessing the Internet address provided or contacting us as described under "Where You Can Find More Information." The following description is qualified in its entirety by reference to the provisions of the indenture. You should read the indenture carefully to fully understand the terms of the notes.

   The numerical references in parentheses below are to sections of the indenture. Unless otherwise indicated, capitalized terms used in the following summary that are defined in the indenture have the meanings used in the indenture. As used in this "Description of the Notes," "we," "us," "our" and "the company" refer to Motorola, Inc. and do not, unless the context otherwise indicates, include our subsidiaries.

General

   The notes will mature on November 1, 2011. The notes will bear interest at the rate set forth on the cover page of this prospectus, payable semi-annually on May 1 and November 1 of each year, commencing May 1, 2002 to the registered holders thereof on the preceding April 15 or October 15, as the case may be.

   The notes will not have the benefit of a sinking fund.

   Payment of the principal and interest on the notes will rank equally with all of our other unsecured and unsubordinated debt. As of September 29, 2001, we had approximately $9.23 billion of indebtedness, and approximately $364 million of guarantees by Motorola, that would have ranked equally with the notes and approximately $581 million of indebtedness and redeemable preferred securities that would have ranked junior to the notes.

   The indenture does not limit the amount of additional indebtedness that we or any of our subsidiaries may incur. The notes will be our exclusive obligations. Since our operations are partially conducted through subsidiaries, primarily overseas, the cash flow and the consequent ability to service debt, including our notes, are partially dependent upon the earnings of our subsidiaries and the distribution of those earnings to, or upon other payments of funds by those subsidiaries to, us. The subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due on the notes or to make funds available for such payments, whether by dividends, loans or other payments. In addition, the payment of dividends and the making of loans and advances to us by our subsidiaries may be subject to statutory or contractual restrictions, are contingent upon the earnings of those subsidiaries, and are subject to various business considerations.

   Any right of Motorola to receive assets of any of its subsidiaries upon their liquidation or reorganization (and the resulting right of the holders of the notes to participate in those assets) will be effectively subordinated to the claims of that subsidiary's creditors (including trade creditors), except to the extent that Motorola is itself recognized as a creditor of such subsidiary, in which case our claims would be subordinated to any security interests in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by us. As of September 29, 2001, our subsidiaries had outstanding approximately $4.3 billion of liabilities.

   We may, without the consent of the holders of the notes, create and issue additional notes ranking equally with the notes and otherwise similar in all respects so that such further notes would be consolidated and form a single series of notes.

Redemption At Our Option

   We may, at our option, redeem the notes in whole or in part at any time at a redemption price equal to the greater of:

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

   . 100% of the principal amount of the notes to be redeemed, plus accrued interest to the redemption date, or

   . as determined by the Independent Investment Banker, the sum of the present values of the remaining principal amount and scheduled payments of interest on the notes to be redeemed (not including any portion of payments of interest accrued as of the redemption date) discounted to the redemption date on a semi-annual basis at the Treasury Rate plus 45 basis points, plus accrued interest to the redemption date.

   The redemption price will be calculated assuming a 360-day year consisting of twelve 30-day months.

   "Treasury Rate" means, with respect to any redemption date, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated on the third business day preceding the redemption date, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that redemption date.

   "Comparable Treasury Issue" means the United States Treasury security selected by the Independent Investment Banker as having a maturity comparable to the remaining term of the notes that would be used, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes.

   "Comparable Treasury Price" means, with respect to any redemption date:

   . the average of the Reference Treasury Dealer Quotations for that redemption date, after excluding the highest and lowest of the Reference Treasury Dealer Quotations, or

   . if the trustee obtains fewer than three Reference Treasury Dealer
     Quotations, the average of all Reference Treasury Dealer Quotations so received.

   "Independent Investment Banker" means one of the Reference Treasury Dealers appointed by the trustee after consultation with us.

   "Reference Treasury Dealer" means (a) each of Goldman, Sachs & Co., J.P. Morgan Securities Inc. and Salomon Smith Barney Inc. and their respective successors, unless any of them ceases to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), in which case we shall substitute another Primary Treasury Dealer; and (b) any other Primary Treasury Dealer selected by us.

   "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by that Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding that redemption date.

   We will mail notice of any redemption at least 30 days but not more than 60 days before the redemption date to each holder of the notes to be redeemed.

   Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes or portions of the notes called for redemption.

Registration Covenant; Exchange Offer

   We will use our best efforts, at our cost,

   (1) to file with the SEC a registration statement, the "exchange offer registration statement," under the Securities Act relating to an exchange offer pursuant to which notes substantially identical to the

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

       restricted notes (except that such notes will not contain terms with respect to the liquidated damages payments described below or transfer restrictions), or the registered notes, would be offered in exchange for the then outstanding restricted notes tendered at the option of the holders thereof; and

   (2) to consummate the exchange offer contemplated by the exchange offer registration statement within 180 days following the date the restricted notes were issued.

   We will commence the exchange offer promptly after the exchange offer registration statement has become effective, hold the exchange offer open for at least 30 days, and issue registered notes for all restricted notes validly tendered and not withdrawn before the expiration of the exchange offer.

   Under existing SEC interpretations, the registered notes will, in general, be freely transferable after the exchange offer without further registration under the Securities Act, except that broker-dealers receiving registered notes in the exchange offer will be subject to a prospectus delivery requirement with respect to resale of those registered notes. The SEC has taken the position that participating broker-dealers may fulfill their prospectus delivery requirements with respect to the registered notes (other than a resale of any unsold allotment from the original sale of the notes) by delivery of the prospectus contained in the exchange offer registration statement. Under the registration rights agreement, we are required to allow participating broker-dealers and other persons, if any, subject to similar prospectus delivery requirements to use the prospectus contained in the exchange offer registration statement in connection with the resale of such registered notes. The exchange offer registration statement will be kept effective for a period of up to 90 days after the exchange offer has been consummated in order to permit resales of registered notes acquired by broker-dealers in after-market transactions. Each holder of the restricted notes, other than certain specified holders, who wishes to exchange their restricted notes for registered notes in the exchange offer will be required to represent that any registered notes to be received by it will be acquired in the ordinary course of its business, that at the time of the commencement of the exchange offer it has no arrangement with any person to participate in the distribution (within the meaning of the Securities Act) of the registered notes and that it is not an affiliate of us.

   However, if:

   (1) on or before the date of consummation of the exchange offer the existing SEC interpretations are changed such that the registered notes would not in general be freely transferable on such date;

   (2) the exchange offer has not been consummated within 180 days following the date the restricted notes were issued; or

   (3) the exchange offer is not available to any holder of the restricted notes,

we will, in lieu of effecting registration of registered notes, use our best efforts to cause a registration statement under the Securities Act relating to a shelf registration of the restricted notes for resale by holders or, in the case of clause (3), of the restricted notes held by the initial purchasers for resale by the initial purchasers, or the resale registration statement, to become effective and to remain effective for a period of up to two years after the date the restricted notes are issued or such shorter period that will terminate when all the securities covered by the shelf registration statement have been sold pursuant to the shelf registration statement. We will, in the event of the resale registration statement, provide to the holders of the restricted notes copies of the prospectus that is a part of the registration statement filed in connection with the resale registration statement, notify such holders when the resale registration statement for the restricted notes has become effective and take certain other actions as are required to permit unrestricted resales of the restricted notes. A holder of restricted notes that sells such restricted notes pursuant to the resale registration statement generally will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the registration rights agreement that are applicable to such a holder, including certain indemnification obligations.

   In the event that the exchange offer has not been consummated, or, if applicable, the resale registration statement is not declared effective within 180 days following the date the restricted notes were issued, liquidated damages will accrue as the stated interest rate on the restricted notes will be increased by 0.50% per annum until the exchange offer has been consummated or the shelf registration statement is declared effective, as the case may be.

   These liquidated damages will be payable in cash semiannually in arrears on each May 1 and November 1. The liquidated damages, if any, will be computed on the basis of a 365 or 366 day year, as the case may be, and the number of days actually elapsed.

   This summary of certain provisions of the registration rights agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreement, a copy of which will be available upon request to us.

   The restricted notes and the registered notes will be considered collectively to be a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase.

Defeasance and Covenant Defeasance

   Under the indenture, we have the ability to take certain steps to effect a "defeasance" or a "covenant defeasance." A defeasance allows us to be discharged from any and all obligations in respect of the notes except for certain obligations to register the transfer or exchange of the notes, to replace temporary, destroyed, stolen, lost or mutilated notes, to maintain paying agencies and to hold monies for payment in trust. A covenant defeasance allows us to stop complying with certain restrictive covenants relating to:

   . consolidation, merger, conveyance, transfer or lease;

   . maintenance of our existence and properties;

   . payment of taxes and other claims; and

   . restrictions on secured debt and sale and leaseback transactions.

   A covenant defeasance also causes certain events specified in the indenture to no longer be deemed an event of default under the indenture.

   To effect a defeasance or a covenant defeasance, we must deposit with the applicable trustee an amount of money or U.S. government securities that, through the payment of interest and principal in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of, and premium, if any, and each installment of interest, if any, on the notes at the time such payments are due. We will remain liable for any shortfall between the amount deposited with the trustee and the amount due holders of the notes upon any acceleration of payment.

   We may only effect a defeasance or a covenant defeasance if we have provided a legal opinion that such action will not cause holders of the notes to recognize income, gain or loss for federal income tax purposes as a result and that holders will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred. The opinion, in the case of a defeasance, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable Federal income tax law occurring after the date of the applicable indenture.

Restrictive Covenants

  Restrictions on Secured Debt

   If we or any Domestic Subsidiary incurs or guarantees any Debt secured by a Mortgage on any Principal Property or on any shares of stock or Debt of any Domestic Subsidiary, we must secure the debt securities of each series equally and ratably with (or prior to) such secured Debt, unless, after giving effect to such transaction, the aggregate amount of all such Debt so secured, together with all Attributable Debt in respect of sale and leaseback transactions involving Principal Properties, would not exceed 5% of the Consolidated Net Tangible Assets of us and our consolidated subsidiaries. See "--Restrictive Covenants--Restrictions on Sales and Leasebacks" below.

   This restriction does not apply to, and there will be excluded from secured Debt in any computation under such restriction, Debt secured by:

   . Mortgages on property of, or on any shares of stock of or Debt of, any corporation existing at the time such corporation becomes a Domestic Subsidiary or at the time it is merged into or consolidated with us or a Domestic Subsidiary;

   . Mortgages in favor of us or a Domestic Subsidiary;

   . Mortgages in favor of governmental bodies to secure progress or advance payments;

   . Mortgages on property, shares of stock or Debt existing at the time of acquisition thereof, including acquisition through merger or consolidation;

   . purchase money Mortgages and Mortgages to secure the construction cost of property; and

   . any extension, renewal or refunding of any Mortgage referred to above.

  Restrictions on Sales and Leasebacks

   Neither we nor any Domestic Subsidiary may enter into any sale and leaseback transaction involving any Principal Property, completion of construction and commencement of full operation of which has occurred more than 180 days prior thereto, unless:

   . we or such Domestic Subsidiary could mortgage such property as provided for above under "--Restrictive Covenants--Restrictions on Secured Debt" in an amount equal to the Attributable Debt with respect to the sale and leaseback transaction without equally and ratably securing the debt securities of each series; or

   . within 120 days, we apply to the retirement of our Funded Debt an amount not less than the greater of:

     . the net proceeds of the sale of the Principal Property leased pursuant to such arrangement; or

     . the fair market value of the Principal Property so leased, subject to credits for certain voluntary retirements of Funded Debt.

   This restriction will not apply to any sale and leaseback transaction:

   . between us and a Domestic Subsidiary or between Domestic Subsidiaries; or

   . involving the taking back of a lease for a period, including renewals, of three years or less. (section 1011 of each indenture.)

  Certain Definitions

   The following are certain key definitions used in the descriptions above of restrictions on secured debt and sales and leasebacks contained in the indenture. These and other definitions are contained in the indenture. You should read the indenture to understand these restrictions fully.

   "Attributable Debt" means the total net amount of rent required to be paid during the remaining term of any lease, discounted at the rate per annum borne by the senior securities of each series, compounded annually.

   "Consolidated Net Tangible Assets" means the aggregate amount of assets, less applicable reserves and other properly deductible items, after deducting from that net amount:

   . all current liabilities, excluding any constituting Funded Debt by reason of their being renewable or extendable; and

   . goodwill and other intangibles. (section 1010 of each indenture.)

   "Domestic Subsidiary" means a Subsidiary of ours except a Subsidiary of ours which neither transacts any substantial portion of its business nor regularly maintains any substantial portion of its fixed assets within the United States, or which is engaged primarily in financing our operations or our Subsidiaries, or both, outside the United States.

   "Principal Property" includes any single parcel of real estate, any manufacturing plant or warehouse we own or lease or any Domestic Subsidiary owns or leases which is located within the United States and the gross book value, without deduction of any depreciation reserves, of which on the date as of which the determination is being made exceeds 1% of Consolidated Net Tangible Assets, other than any manufacturing plant or warehouse or a portion of any manufacturing plant or warehouse:

   . which is a pollution control or other facility financed by obligations issued by a state or local government unit; or

   . which, in the opinion of our board of directors, is not of material importance to the total business conducted by us and our Subsidiaries as an entirety.

   "Subsidiary" means a corporation, a majority of the outstanding voting stock of which is owned, directly or indirectly, by us or by one or more of our other Subsidiaries.

Events of Default

   The following are events of default under the indenture with respect to the notes:

   . failure to pay principal of, or premium, if any, on the notes when due;

   . failure to pay any installment of interest on the notes when due, continued for 30 days;

   . failure to deposit any sinking fund payment, when due, in respect of the notes;

   . failure to perform any other covenant of ours in the indenture, other than a covenant included in the indenture solely for the benefit of any series of debt securities other than the notes, continued for 60 days after written notice as provided in the indenture;

   . certain events in bankruptcy, insolvency or reorganization; and

   . any other event of default provided with respect to the notes. (section
     501 of the indenture.)

   If an event of default with respect to the outstanding debt securities of any series occurs and continues either the trustee or the holders of at least 25% in principal amount of the outstanding notes may declare the principal amount of all notes to be due and payable immediately; provided that in the case of certain events of bankruptcy, insolvency or reorganization, such principal amount, or portion thereof, will automatically become due and payable. However, at any time after an acceleration with respect to debt securities of any series has occurred, but before a judgment or decree based on such acceleration has been obtained, the holders of a majority in principal amount of the outstanding notes may, under certain circumstances, rescind and annul such acceleration. (section 502 of the indenture.) For information as to waiver of defaults, see "--Modification and Waiver."

   Subject to the duty of the trustee during default to act with the required standard of care, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders, unless such holders have offered the trustee reasonable security or indemnity. (section 603 of the indenture.) Subject to such indemnification and certain other limitations, the holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the debt securities of that series. (section 512 of the indenture.)

   We will be required to furnish to the trustee an annual statement as to our performance of certain of our obligations under the applicable indenture and as to any default in such performance. (section 1006 of the indenture.)

Modification and Waiver

   Modifications and amendments of the indenture may be made by us and the trustee with the consent of the holders of 66 2/3% in principal amount of the outstanding debt securities of each series affected thereby, except that no such modification or amendment may, without the consent of the holder of each outstanding debt security affected thereby:

   . change the stated maturity date of the principal of, or any installment of principal of or interest on, any debt security;

   . reduce the principal amount of, or premium, if any, or interest, if any, on, any debt security;

   . reduce the amount of principal of any original issue discount debt security payable upon acceleration of the maturity thereof;

   . change the place or currency of payment of principal of, or premium, if any, or interest, if any, on, any debt security;

   . impair the right to institute suit for the enforcement of any payment on or with respect to any debt security; or

   . reduce the percentage in principal amount of outstanding debt securities of any series, the consent of the holders of which is required for modification or amendment of the indenture or for waiver of compliance with certain provisions of the applicable indenture or for waiver of certain defaults. (section 902 of the indenture.)

   The holders of a majority of the outstanding notes may on behalf of the holders of all notes waive, insofar as that series is concerned, our compliance with certain restrictive provisions of the indenture. (section 1012 of the indenture.) The holders of a majority of the outstanding notes may on behalf of the holders of the notes waive any past default under the indenture with respect to the notes, except a default in the payment of the principal of, or premium, if any, or interest, if any, on the notes or in respect of any provision which under the indenture cannot be modified or amended without the consent of the holder of each outstanding notes affected. (section 513 of the indenture.)

   The indenture contains provisions for convening meetings of the holders of the notes issued thereunder if the notes are issuable in whole or in part as bearer securities. (section 1401 of the indenture.) The trustee for the notes may call a meeting at any time or upon our request or the request of holders of at least 10% in principal amount of the outstanding notes, in any such case upon notice given in accordance with the indenture. (section 1402 of the indenture.) Except for any consent that must be given by each noteholder affected, and except as described below, any resolution presented at a meeting or adjourned meeting at which a quorum is present may be adopted by the affirmative vote of the holders of a majority in principal amount of the outstanding notes. Any resolution with respect to any consent which may be given by the holders of not less than 66 2/3% in principal amount of the outstanding notes, except for any consent that must be given by each noteholder affected, may be adopted at a meeting or an adjourned meeting at which a quorum is present only by the affirmative vote of the holders of 66 2/3% in principal amount of such outstanding notes. Further, any resolution with respect to any demand, consent, waiver or other action which may be made, given or taken by the holders of a specified percentage, which is less than a majority, in principal amount of the outstanding notes may be adopted at a meeting or adjourned meeting at which a quorum is present by the affirmative vote of the holders of such specified percentage in principal amount of the outstanding notes. (section 1404 of the indenture.)

   Any resolution passed or decision taken at any meeting of holders of the notes duly held in accordance with the indenture with respect thereto will be binding on all holders of the notes and the related coupons issued under the indenture. The quorum at any meeting of noteholders called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority in principal amount of the outstanding notes. However, if any action is to be taken at such meeting with respect to a consent which may be given by the holders of not less than 66 2/3% in principal amount of the outstanding notes, the persons holding or representing 66 2/3% in principal amount of the outstanding notes issued will constitute a quorum. (section 1404 of each indenture.)

Consolidation, Merger, Conveyance, Transfer or Lease

   We may, without the consent of any holders of outstanding notes, consolidate or merge with or into, or transfer or lease our assets substantially as an entirety to, any entity, and any other entity may consolidate or merge with or into, or transfer or lease our assets substantially as an entirety to, us, provided that:

   . the entity other than us formed by such consolidation or into which we are merged or which acquires or leases our assets is organized and existing under the laws of any United States jurisdiction and assumes our obligations on the notes and under the indenture;

   . after giving effect to the transaction, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, has happened and is continuing, provided that a transaction will only be deemed to be in violation of this condition as to any notes as to which such event of default or such event has happened and is continuing; and

   . certain other conditions are met. (article eight of the indenture.)

Form, Denomination, Book-Entry Procedures and Transfer

   The notes will be issued only in fully registered form, without exception. The notes will initially be issued in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof. No service charge will be made for any registration of transfer or exchange of notes, but we may require payment of a sum sufficient to cover any tax or government charge payable in connection therewith.

   We will initially appoint the trustee at its corporate trust office as paying agent, transfer agent and registrar for the notes. In such capacities, the trustee will be responsible for, among other things,

   . maintaining a record of the aggregate holdings of notes represented by the temporary Regulation S global notes, the Regulation S global notes and the restricted global notes (each as defined below) and accepting notes for exchange and registration or transfer,

   . ensuring that payments of principal and interest in respect of the notes received by the trustee from us are duly paid to the DTC or its nominees, and

   . transmitting to us any notices from holders.

   We will cause the transfer agent to act as a registrar and will cause to be kept at the office of the transfer agent a register in which, subject to such reasonable regulations as it may prescribe, we will provide for the registration of the notes and registration of transfers of the notes. We may vary or terminate the appointment of any paying agent or transfer agent, or appoint additional or other such agents or approve any change in the office through which any such agent acts, provided that there shall at all times be a paying agent and a transfer agent in the Borough of Manhattan, The City of New York, New York. We will cause notice of any resignation, termination or appointment of the trustee or any paying agent or transfer agent, and of any change in the office through which any such agent will act, to be provided to holders of the notes.

Global Securities

   Upon issuance, we will deposit with, or on behalf of, the depositary and will register in the name of the depositary or a nominee of the depositary one or more "global securities" to represent the notes. The Depository Trust Company will act as the depositary and we will deposit the global securities with, or on behalf of, DTC or its nominee, and we will register the notes in the name of a nominee of DTC. Except under limited circumstances described below, global securities will not be exchangeable for definitive certificated debt securities.

   Upon the issuance of a global security, DTC will credit on its book-entry registration and transfer system the principal amounts of the individual notes represented by such global security to the accounts of persons that have accounts with DTC, generally known as DTC participants. Ownership of beneficial interests in a global security will be limited to DTC participants or persons that may hold interests through DTC participants. Ownership of beneficial interests in such global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC with respect to interests of DTC participants and records of DTC participants, with respect to interests of persons who hold through DTC participants. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to own, pledge or transfer beneficial interest in a global security.

   So long as the depositary is the registered owner of a global security, the depositary will be considered the sole owner or holder of the notes represented by such global security for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global security will not be entitled to have any of the individual notes registered in their names, will not receive or be entitled to receive physical delivery of any such notes in definitive form and will not be considered the owners or holders thereof under the indenture.

   We will make payments of principal of and any interest, and premium, if any, on individual notes represented by a global security to DTC or its nominee, as the case may be, as the sole registered owner of such global security and the sole holder of the notes represented by the global security for all purposes under the indenture. Neither we nor the trustee, nor any of our agents or the trustee, will have any responsibility or liability for any aspect of DTC's records relating to or payments made on account of beneficial ownership interests in the global securities representing any notes or for maintaining, supervising or reviewing any of DTC's records relating to those beneficial ownership interests.

   We have been advised by DTC that, upon receipt of any payment in respect of a global security, DTC will immediately credit DTC participants' accounts for their pro rata share of such payments. We also expect that payments by DTC participants to owners of beneficial interests in global securities held through such DTC participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name." These payments will be the sole responsibility of the DTC participants.

   Global securities may not be transferred except as a whole by DTC to a nominee of DTC. Global securities representing debt securities are exchangeable for certificated debt securities only if:

   . DTC or its nominee notifies us that it is unwilling or unable to continue as depositary for these global securities;

   . DTC ceases to be qualified as required by the indenture;

   . we instruct the trustee in accordance with the indenture that those global securities will be so exchangeable; or

   . there shall have occurred and be continuing an event of default or an event which after notice or lapse of time would be an event of default with respect to the notes represented by such global security.

   Any global securities that are exchangeable as described above shall be exchangeable for certificated debt securities issuable in denominations of $1,000, or $5,000 in the case of bearer debt securities, and integral multiples of $1,000, or $5,000 in the case of bearer debt securities, in excess thereof and registered in the names DTC directs. Subject to the foregoing, global securities are not exchangeable, except for global securities of like denomination to be registered in the name of DTC or its nominee. If we issue debt securities subsequently in registered form, they would thereafter be transferred or exchanged without any service charge at the corporate trust office of the trustee or at any other office or agency we maintain for such purpose.

   So long as DTC or its nominee is the registered holder and owner of global securities, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the global securities for the purposes of receiving payment on the debt securities, receiving notices and for all other purposes under the applicable indenture and the debt securities. Except as provided above, owners of beneficial interests in global securities will not be entitled to receive physical delivery of debt securities in definitive form and will not be considered the holders thereof for any purpose under the indenture. Accordingly, each person owning a beneficial interest in the global securities must rely on the procedures of DTC and, if such person is not a DTC participant, on the procedures of the DTC participant through which such person owns its interest, to exercise any rights of a holder under the indenture. The indenture provides that DTC may grant proxies and otherwise authorize DTC participants to give or take any request, demand, authorization, direction, notice, consent, waiver or other action which a holder is entitled to give or take under the indenture. We understand that under existing industry practices in the event that we request any action of holders or that an owner of a beneficial interest in global securities desires to give or take any action which a holder is entitled to give or take under the indenture, DTC would authorize the DTC participants holding the relevant beneficial interests to give or take such action, and such DTC participants would authorize beneficial owners owning through such DTC participants to give or take such action or would otherwise act upon the instructions of beneficial owners through them.

   DTC has advised us as follows:

   . DTC is:

     . a limited-purpose trust company organized under the New York Banking Law;

     . a "banking organization" within the meaning of the New York Banking Law;

     . a member of the Federal Reserve System;

     . a "clearing corporation" within the meaning of the New York Uniform
       Commercial Code; and

     . a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended.

   . DTC holds securities that DTC participants deposit with DTC.

   . DTC also facilitates the settlement among DTC participants of securities transactions, such as transfers and pledges in deposited securities through electronic computerized book-entry changes in DTC participants' accounts, thereby eliminating the need for physical movement of securities certificates.

   . Direct DTC participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of direct DTC participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc.

   . Access to DTC's system is also available to others, such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct DTC participant, either directly or indirectly.

   . The rules applicable to DTC and DTC participants are on file with the SEC.

   According to DTC, the foregoing information with respect to DTC has been provided to the industry for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

Payment and Paying Agents

   The place of payment for the notes will be Chicago, Illinois, U.S.A., and we will initially designate the corporate trust office of the trustee for this purpose. At our option, we may pay interest, if any, on registered securities by check mailed to the address of the person entitled thereto as such person's address appears in the security register or by wire transfer to an account located in the United States maintained by the person entitled thereto as specified in the security register. (sections 307, 1001 and 1002 of the indenture.) We will make payment of any installment of interest on the notes to the person in whose name such registered security is registered at the close of business on the record date for such interest. (section 307 of the indenture.)

   We may designate additional offices or agencies for payment with respect to the notes, approve a change in the location of any such office or agency and, except as provided above, rescind the designation of any such office or agency.

   All moneys deposited with a paying agent or held for the payment of principal of, or premium, if any, or interest, if any, on the notes that remains unclaimed at the end of two years after such payment has become due will, at our request, be repaid to us, or discharged from trust, and the holder of such debt security may thereafter look only to us for payment thereof. (section 1003 of the indenture.)

Global Clearance and Settlement Procedures

   Initial settlement for the notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds using DTC's Same-Day Funds Settlement System. Secondary market trading between Clearstream customers and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream Banking and Euroclear and will be settled using the procedures applicable to conventional Eurobonds in immediately available funds.

   Cross-market transfers between persons holding directly or indirectly through DTC on the one hand, and directly or indirectly through Clearstream customers or Euroclear participants, on the other, will be effected in DTC in accordance with DTC's rules on behalf of the relevant European international clearing system by its U.S. depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such systems in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream customers and Euroclear participants may not deliver instructions directly to the U.S. depositaries.

   Because of time-zone differences, credits of notes received in Clearstream Banking or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in such notes settled during such processing will be reported to the relevant Clearstream customers or Euroclear participants on such business day. Cash received in Clearstream Banking or Euroclear as a result of sales of notes by or through a Clearstream customer or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

   Although DTC, Clearstream Banking and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of notes among participants of DTC, Clearstream Banking and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time.

The Trustee

   Bank One Trust Company, N.A. is trustee under the indenture relating to:

   . our 6.50% notes due November 16, 2007;

   . our 8.00% restricted notes due November 1, 2011;

   . our 6.75% notes due February 1, 2006;

   . our 5.80% notes due October 15, 2008;

   . our 7 5/8% notes due November 15, 2010;

   . our Puttable Reset SecuritiesSM due February 1, 2011;

   . our 7 1/2% debentures due May 15, 2025;

   . our 6 1/2% debentures due September 1, 2025;

   . our 6 1/2% debentures due November 15, 2028; and

   . our 5.22% debentures due October 1, 2097.

   Bank One Trust Company, N.A. (as successor in interest to the First National Bank of Chicago) is trustee under:

   . an indenture with us dated as of September 1, 1989 relating to our 2009
     LYONs; and

   . an indenture with us dated as of September 1, 1993 relating to our 2013
     LYONs.

   Bank One Trust Company, N.A. will be the trustee under the indenture related to the senior notes, which comprise the debt portion of our equity security units being concurrently offered.

   We maintain various banking relationships with Bank One, N.A., an affiliate of the trustee. As one of our principal commercial banks, Bank One, N.A. provides several foreign exchange and cash management services to us and has extended several credit facilities to us. Bank One, N.A. is also an issuing and paying agent for various commercial paper we have issued. Banc One Capital Markets, Inc., one of the initial purchasers of the restricted notes, is an affiliate of the trustee.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

   The following general discussion summarizes certain U.S. federal income tax aspects of the exchange of the restricted notes for the registered notes. This discussion is a summary for general information purposes only, is limited to the federal income tax consequences of the exchange, and does not consider all aspects of the restricted notes and registered notes. This discussion does not consider the impact, if any, of a beneficial owner's personal circumstances on the tax consequences of the exchange to such beneficial owner. This discussion also does not address the U.S. federal income tax consequences to beneficial owners subject to special treatment under the U.S. federal income tax laws, such as dealers in securities or foreign currency, tax-exempt entities, banks, thrifts, insurance companies, persons that hold the restricted notes as part of a "straddle," a "hedge" against currency risk, a conversion or constructive sale transaction, or other risk reduction or integrated transaction, or persons that have a "functional currency" other than the U.S. dollar, and persons who are, or are investors in, pass-through entities. In addition, this discussion does not describe any tax consequences arising out of the tax laws of any state, local or foreign jurisdiction or any federal estate or alternative minimum taxes.

   This discussion is based upon the Internal Revenue Code, existing and proposed regulations thereunder, Internal Revenue Service ("IRS") rulings and pronouncements and judicial decisions now in effect, all of which are subject to change, possibly on a retroactive basis. We have not and will not seek any rulings or opinions from the IRS or counsel with respect to the matters discussed below. We can give no assurance that the IRS will not take positions concerning the tax consequences of the exchange offer which are different from those discussed herein.

   If a partnership holds the registered notes, the federal income tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding restricted notes, you should consult your tax advisors.

   Beneficial owners of the restricted notes should consult and must depend upon their own advisors concerning the application of U.S. federal income tax laws, as well as the laws of any state, local or foreign jurisdiction, to the exchange in light of their particular situation, including any tax return filing and reporting requirements.

   The exchange of restricted notes for registered notes under the terms of the exchange offer will not constitute an exchange for U.S. federal income tax purposes because the registered notes do not differ materially in kind or extent from the restricted notes. Instead, the registered notes will be treated as a continuation of the restricted notes. As a result, (1) a beneficial owner would not recognize taxable gain or loss as a result of exchanging restricted notes for registered notes under the terms of the exchange offer, (2) the holding period of the registered notes will include the holding period of the restricted notes exchanged for the registered notes, and (3) the adjusted tax basis of the registered notes will be the same as the adjusted tax basis, immediately before the exchange, of the restricted notes exchanged for the registered notes.

                             PLAN OF DISTRIBUTION

   Based on interpretations by the Staff set forth in no-action letters issued to third parties, we believe that a holder, other than a person that is an affiliate of ours within the meaning of Rule 405 under the Securities Act or a broker dealer registered under the Exchange Act that purchases notes from us to resell pursuant to Rule 144A under the Securities Act or any other exemption, that exchanges restricted notes for registered notes in the ordinary course of business and that is not participating, does not intend to participate, and has no arrangement or understanding with any person to participate, in the distribution of the registered notes will be allowed to resell the registered notes to the public without further registration under the Securities Act and without delivering to the purchasers of the registered notes a prospectus that satisfies the requirements of Section 10 of the Securities Act. However, if any holder acquires registered notes in the exchange offer for the purpose of distributing or participating in a distribution of the registered notes, such holder cannot rely on the position of the Staff enunciated in Exxon Capital Holdings Corporation or similar no-action or interpretive letters and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction, and such secondary resale transaction must be covered by an effective registration statement containing the selling security holder information required by Item 507 or 508, as applicable, of Regulation S-K if the resales are of registered notes obtained by such holder in exchange for restricted notes acquired by such holder directly from us or an affiliate thereof, unless an exemption from registration is otherwise available.

   As contemplated by the above no-action letters and the registration rights agreement, each holder accepting the exchange offer is required to represent to us in the letter of transmittal that they:

   . are not an affiliate of ours;

   . are not participating in, and do not intend to participate in, and have no arrangement or understanding with any person to participate in, a distribution of the restricted notes or the registered notes;

   . are acquiring the registered notes in the ordinary course of business; and

   . if they are a broker dealer, they will receive the registered notes for their own account in exchange for the restricted notes that were acquired as a result of market-making activities or other trading activities. Each broker dealer must acknowledge that it will deliver a prospectus in connection with any resale of such registered notes.

   Any broker dealer registered under the Exchange Act who holds restricted notes that were acquired for its own account as a result of market-making activities or other trading activities, other than restricted notes acquired directly from us or any affiliate of ours, may exchange such restricted notes for registered notes pursuant to the exchange offer; however, such broker dealer may be deemed an underwriter within the meaning of the Securities Act and, therefore, must deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of the registered notes received by it in the exchange offer, which prospectus delivery requirement may be satisfied by the delivery by such broker dealer of this prospectus, as it may be amended or supplemented from time to time. We have agreed to use our reasonable best efforts to cause the registration statement, of which this prospectus is a part, to remain continuously effective for a period of 180 days from the exchange date, and to make this prospectus, as amended or supplemented, available to any such broker dealer for use in connection with resales. Each broker-dealer that receives registered notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such registered notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of registered notes received in exchange for outstanding registered notes where such outstanding registered notes were acquired as a result of market-making activities or other trading activities. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus meeting the requirements of the Securities Act, a broker dealer will not be deemed to admit that it is an underwriter within the meaning of the Securities Act.

   We will not receive any proceeds from any sale of registered notes by a broker dealer. Registered notes received by broker dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the registered notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker dealers and/or the purchasers of any such registered notes.

Any broker dealer that resells registered notes that were received by it for its own account pursuant to the exchange offer and any broker dealer that participates in a distribution of such registered notes may be deemed to be an underwriter within the meaning of the Securities Act and any profit on any such resale of registered notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act.

   We have agreed to pay all expenses incident to the exchange offer, other than commissions and concessions of broker dealers, and will indemnify the holders of the restricted notes, including any broker dealers, against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

   The validity of the notes will be passed upon for Motorola by Jeffrey A. Brown of our Law Department and Winston & Strawn, Chicago, Illinois. As of November 30, 2001, Mr. Brown owned approximately 1,625 shares of our common stock and held options to purchase 27,400 shares of our common stock, of which options to purchase 5,375 shares were currently exercisable.

                                    EXPERTS

   The consolidated financial statements and schedule of Motorola and subsidiaries as of December 31, 2000 and 1999 and for each of the years in the three-year period ended December 31, 2000 have been incorporated by reference herein and in the registration statement upon the reports of KPMG LLP, independent certified public accountants, incorporated by reference herein and in the registration statement, and upon the authority of said firm as experts in accounting and auditing.

[LOGO] motorola (Large)

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

   Section 145 of the Delaware General Corporation Law ("DGCL") provides that a corporation has the power to indemnify its officers, directors, employees and agents (or persons serving in such positions in another entity at the request of the corporation) against the expenses, including attorneys' fees, judgments, fines or settlement amounts actually and reasonably incurred by them in connection with the defense of any action by reason of being or having been directors or officers, if such person shall have acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation (and, with respect to any criminal action, had no reasonable cause to believe the person's conduct was unlawful), except that, if such action shall be by or in the right of the corporation, no such indemnification shall be provided as to any claim, issue or matter as to which such person shall have been judged to have been liable to the corporation unless and to the extent that the Court of Chancery of the State of Delaware, or another court in which the suit was brought, shall determine upon application that, in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity.

   As permitted by Section 102 of the DGCL, the registrant's Restated Certificate of Incorporation provides that no director shall be personally liable to the registrant or its stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability (i) for breaches of the director's duty of loyalty to the registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for the unlawful payment of dividends or unlawful stock purchases or redemptions under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

   The registrant's Restated Certificate of Incorporation further provides that the registrant must indemnify and hold harmless, to the fullest extent authorized by the DGCL, as the same exists or may be hereafter amended (but, in the case of any such amendment, only to the extent that the amendment permits the registrant to provide broader indemnification rights than the DGCL permitted the registrant to provide prior to such amendment), each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the0registrant or is or was serving (at such time as such person is or was a director or officer of the registrant) at the request of the registrant as a director, officer, employee or agent of another entity, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, against all expense, liability and loss reasonably incurred or suffered by such indemnitee in connection therewith. This right to indemnification will continue as to an indemnitee who has ceased to be a director, officer, employee or agent and will inure to the benefit of the indemnitee's heirs, executors and administrators. However, except as provided below with respect to proceedings to enforce rights to indemnification, the registrant will indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by that indemnitee only if the proceeding was authorized by the registrant's Board of Directors.

   The Restated Certificate of Incorporation provides that the right to indemnification is a contract right and includes the right to be paid by the registrant the expenses incurred in defending any such proceeding in advance of its final disposition. However, if and to the extent that the DGCL requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) will be made only upon delivery to the registrant of an undertaking, by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision that such indemnitee is not entitled to be indemnified for such expenses. The registrant's Restated Certificate of Incorporation also provides that the registrant may, by action of the registrant's Board of Directors or by action of any person to whom the registrant's Board of Directors has delegated such authority, provide indemnification to employees and agents of the registrant with the same scope and effect as the indemnification of the registrant's officers and directors. The rights to indemnification and to the advancement of expenses conferred in the Restated Certificate of Incorporation will not be exclusive of any other right which any person may have or hereafter acquire under the Restated Certificate of Incorporation, by-law, agreement, vote of stockholders or disinterested directors or otherwise.

   Section 145 of the DGCL also provides that a corporation has the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation (or who was serving at the request of the corporation in such position at another entity) against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liability under the DGCL. The Restated Certificate of Incorporation provides that the registrant may maintain insurance, at its own expense, to protect itself and any director, officer, employee or agent of the registrant or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the registrant would have the power to indemnify such person against such expense, liability or loss under the DGCL. All of the directors and officers of the registrant are covered by insurance policies maintained and held in effect by the registrant against liabilities for actions taken in such capacities, including liabilities under the Securities Act of 1933, as amended, subject to certain exclusions.

Item 21. Exhibits and Financial Statement Schedules.

   (a) Exhibits:

Exhibit
Number                                                 Description
------                                                 -----------

  4.1   Restated Certificate of Incorporation, as amended (incorporated by reference to Exhibit 3(i)(b) to the registrant's Quarterly Report on Form 10-Q for the quarter ended April 1, 2000 (File No. 1-07221)).

  4.2   Form of the registrant's 8.00% Notes due 2011 (included in Exhibit 4.4).

  4.3   By-laws, as amended through November 8, 2001.

  4.4   Senior Indenture, dated as of May 1, 1995, between Harris Trust and Savings Bank and Motorola, Inc.
        (incorporated by reference to Exhibit 4(d) of the registrant's Registration Statement on Form S-3 dated
        September 25, 1995 (File No. 33-62911)).

  4.5   Instrument of Resignation, Appointment and Acceptance, dated as of January 22, 2001, among
        Motorola, Inc., Bank One Trust Company, N.A. and BNY Midwest Trust Company (as successor in interest to Harris Trust and Savings Bank (incorporated by reference to Exhibit 4.2(b) of the registrant's
        Annual Report on Form 10-K for the year ended December 31, 2000 (File No. 1-7221)).

  5.1   Opinion of Jeffrey A. Brown, Esq., Senior Corporate Counsel, Motorola Corporate Law Department, as
        to the legality of the securities being issued.

   12   Statement re: computation of ratio of earnings to fixed charges.

 21.1   Subsidiaries of registrant (incorporated by reference to Exhibit 21 to the registrant's Annual Report on
        Form 10-K for the fiscal year ended December 31, 2000 (File No. 1-07221)).

 23.1   Consent of Jeffrey A. Brown, Esq., Senior Corporate Counsel, Motorola Corporate Law Department
        (included in Exhibit No. 5.1).

Exhibit
Number                                                Description
------                                                -----------

 23.2   Consent of KPMG LLP.

 24.1   Power of Attorney (included on page II-5 of this registration statement).

 25.1   Statement of Eligibility of Bank One Trust Company, N.A., as Trustee, on Form T-1 (incorporated by reference to Exhibit 25.1 to the registrant's Registration Statement on Form S-3 dated January 12, 2001
        (File No. 333-53686)).

 99.1   Form of Letter of Transmittal.

Item 22. Undertakings.

   (a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

   (c) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this registration statement through the date of responding to the request.

   (d) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

                                  SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, duly authorized, in Schaumburg, Illinois, on November 29, 2001.

                                          MOTOROLA, INC.


                                                   /S/ CARL F. KOENEMANN
                                          By:  ________________________________
                                                     Carl F. Koenemann
                                                Executive Vice President and
                                                  Chief Financial officer

   Each of the undersigned hereby constitutes and appoints Christopher B. Galvin, Robert L. Growney, Edward Breen, Carl F. Koenemann, Anthony M. Knapp and Garth L. Milne, and each of them, as attorneys for him or her and in his or her name, place and stead, and in any and all capacities, to execute and file any amendments, supplements or statements with respect hereto, hereby giving and granting to said attorneys, and each of them, full power and authority to do and perform each and every act and thing whatsoever requisite and necessary to be done in and about the premises, as fully, to all intents and purposes, as he or she might or could do if personally present at the doing thereof, hereby ratifying and confirming all that said attorneys, or any of them, or their or his or her substitute or substitutes, may or shall lawfully do, or cause to be done, by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

        Signature                         Title                       Date
        ---------                         -----                       ----

 /S/ CHRISTOPHER B. GALVIN Chairman of the Board and Chief      November 29, 2001
--------------------------   Executive Officer (Principal
  Christopher B. Galvin      Executive Officer)

  /S/ CARL F. KOENEMANN    Executive Vice President and Chief   November 29, 2001
--------------------------   Financial Officer (Principal
    Carl F. Koenemann        Financial Officer)

   /S/ ANTHONY M. KNAPP    Senior Vice President and Controller November 29, 2001
--------------------------   (Principal Accounting Officer)
     Anthony M. Knapp

     /S/ FRANCESCO CAIO    Director                             November 29, 2001
--------------------------
      Francesco Caio

      /S/ RONNIE C. CHAN   Director                             November 29, 2001
--------------------------
      Ronnie C. Chan

  /S/ H. LAURANCE FULLER   Director                             November 29, 2001
--------------------------
    H. Laurance Fuller

  /S/ ROBERT L. GROWNEY    Director                             November 29, 2001
--------------------------
    Robert L. Growney

                     Signature          Title         Date
                     ---------          -----         ----

                  /S/ ANNE P. JONES    Director November 29, 2001
              ------------------------
                   Anne P. Jones

                 /S/ JUDY C. LEWENT    Director November 29, 2001
              ------------------------
                   Judy C. Lewent

              /S/ DR. WALTER E. MASSEY Director November 29, 2001
              ------------------------
                Dr. Walter E. Massey

              /S/ NICHOLAS NEGROPONTE  Director November 29, 2001
              ------------------------
                Nicholas Negroponte

              /S/ JOHN E. PEPPER, JR.  Director November 29, 2001
              ------------------------
                John E. Pepper, Jr.

              /S/ SAMUEL C. SCOTT III  Director November 29, 2001
              ------------------------
                Samuel C. Scott III

                /S/ B. KENNETH WEST    Director November 29, 2001
              ------------------------
                  B. Kenneth West

                 /S/ JOHN A. WHITE     Director November 29, 2001
              ------------------------
                   John A. White